Exhibit 10.1(t)

SENSIENT TECHNOLOGIES CORPORATION

FORM OF

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN B

(Amended and Restated as of January 1, 2005)

SECTION 1.    PURPOSE

The purpose of the Sensient Technologies Corporation Supplemental Executive Retirement Plan B (the “Plan”) is to enable Sensient Technologies Corporation (the “Company”) to attract, retain, and motivate certain key employees and to provide retirement and survivor benefits for the employees, their surviving spouses and designated beneficiaries. The Company intends the Plan to be a non-qualified supplemental executive retirement plan for certain key employees, as designated and described herein. All benefits under this Plan, as amended and restated below, are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any guidance issued thereunder.

SECTION 2.    DEFINITIONS

For the purpose of this Plan, certain words or phrases used herein will have the following meanings:

A.	“Administrator” means the Vice President of Administration of the Company.

B.	“Benefits Administrative Committee” means the Benefits Administrative Committee of the Company, members of which are appointed by the Chief Executive Officer of the Company.

C.	“Board” means the board of directors of Sensient Technologies Corporation.

D.	“Company” means Sensient Technologies Corporation, and shall include all of its wholly-owned subsidiaries.

E.	“Disability” means permanent long-term disability for which the Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan. During periods of determined Disability, solely for purposes of this Plan, the Executive shall be considered to be in the full employ of the Company.

F.	“Early Retirement Date” means the later of (i) the date the Executive attains age 55 and (ii) the date the Executive has completed 10 or more years of continuous service with the Company.

G.	“Executive” means a selected employee of the Company designated to participate in the Plan by the Chief Executive Officer of the Company.

H.	“Final Compensation” means the greater of:

(i)	the Executive’s annual base salary as in effect, prior to reduction for the Executive’s contributions to this Plan, as of, as applicable, the date of his death or retirement, or the date immediately preceding the Company’s change of control, plus 50% (100% if the Executive has at any time been the Company’s Chief Executive Officer, Chief Operating Officer or Chief Financial Officer) of the highest bonus award, if any, paid to the Executive pursuant to, as applicable, the Sensient Technologies Corporation Management Incentive Plan for Division Presidents or the Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers on any one annual bonus payment date coinciding with or following the date on which the Executive attains age 50 and preceding, as applicable, the date of the Executive’s death or retirement, or the date of the Company’s change of control; or

(ii)	the Executive’s average annual base salary as in effect, prior to reduction for the Executive’s contributions to this Plan, during the 60 highest paid consecutive calendar months of the last 120 calendar months immediately preceding, as applicable, the date of his death or retirement, or the date immediately preceding the Company’s change of control, plus 50% (100% if the Executive has at any time been the Company’s Chief Executive Officer, Chief Operating Officer or Chief Financial Officer) of the highest bonus award, if any, paid to the Executive pursuant to, as applicable, the Sensient Technologies Corporation Management Incentive Plan for Division Presidents or the Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers on any one annual bonus payment date coinciding with or following the date on which the Executive attains age 50 and preceding, as applicable, the date of the Executive’s death or retirement, or the date of the Company’s change of control.

I.	“Normal Retirement Date” means the earlier of (i) the date the Executive attains age 62 or (ii) the later of (A) the date the Executive attains age 55 and (B) the date his or her age and years of continuous service with the Company equals or exceeds 85.

J.	“Plan Year” means each twelve (12) consecutive month period commencing on January 1 and ending the following December 31.

SECTION 3.    EXECUTIVE CONTRIBUTION

While employed with the Company, Executive will contribute on a payroll basis, through a reduction in base salary, an annual amount equal to the Northwestern Mutual Life Insurance Company’s non-rated term insurance premium applicable to a life insurance benefit of two times the Executive’s base salary in effect on the date of acceptance into the Plan.

SECTION 4.    BENEFITS

Except as otherwise provided in Section 13, participating Executives, their spouses and designated beneficiaries shall only be entitled to benefits under this Plan if the Executive is employed by the Company at time of death or until his or her Early Retirement Date, whichever occurs earlier.

A.	In the event the Executive dies while employed by the Company, the Executive will have a survivor income benefit payable to his or her designated beneficiary for a guaranteed period (see Section 18). The benefit will equal the designated percentage of the Executive’s Final Compensation (see Section 18).

B.	The Executive shall be required to submit an election form with respect to the Executive’s retirement benefit under subsection C below, in accordance with the following:

1.	Executives who were participating in the Plan prior to or on January 1, 2005 must submit the election form no later than December 31, 2007.

2.	Executives who begin participation after January 1, 2005 must submit an election form upon commencing participation in the Plan.

3.	Any election, once made, is irrevocable and may not be changed.

C.	At retirement, the benefit in paragraph A shall no longer be available, and the Executive shall elect one of the alternatives in paragraphs 1, 2, 3 and 4 below as set forth in paragraph B above.

1.	The Executive may elect to continue in effect a survivor income benefit payable to his or her designated beneficiary for a guaranteed period (see Section 18) commencing after the Executive’s death. The benefit will equal the designated percentage (see Section 18) of the Executive’s Final Compensation, reduced if applicable by the early retirement provision in paragraph D below based on the Executive’s retirement date.

2.	The Executive may elect to receive a supplemental retirement income benefit payable for a guaranteed period (see Section 18) to the Executive or, in the event of the Executive’s death, his or her designated beneficiary. The benefit will be the designated percentage (see Section 18) of the Executive’s Final Compensation, reduced if applicable by the early retirement provision in paragraph D below. Payments cease after an aggregate of the guaranteed period of payments have been made to the Executive and the beneficiary.

3.	The Executive may elect to receive a lifetime supplemental retirement income benefit in a joint or survivor form with the Executive’s spouse on the date of retirement as the contingent beneficiary. The benefit will be the designated percentage of the Executive’s Final Compensation (see Section 18), reduced, if applicable, by the early retirement provision in paragraph D below and further reduced, as provided below, to cover the cost for providing the benefit over the lives of the Executive and the spouse. The benefit for a surviving spouse will be 50% of the monthly benefit for the Executive. The minimum benefit to be paid in the aggregate to the Executive, spouse, and designated beneficiary will be equal to the aggregate dollar amount which would have been payable in the guaranteed period of payout in paragraph 2 above. Therefore, after the death of the later to die of the Executive and the Executive’s spouse the designated beneficiary shall receive the remainder of the minimum benefit. If the aggregate payments to the Executive and the Executive’s spouse were made for at least the guaranteed period, the remainder of the minimum benefit shall be paid in a lump sum. If the aggregate payments to the Executive and the Executive’s spouse were made for less than the guaranteed period, the remainder of the minimum benefit shall be paid in equal monthly installments over the period necessary such that the aggregate payment period for all benefits related to the Executive equals the guaranteed period. The reductions, from the guaranteed period amount in paragraph 2 above, to obtain the 50% joint and survivor benefit are:

Executive’s Age at Retirement	% Reduction
55	8
56	7
57	6
58	5
59	4
60	3
61	2
62	0

4.	The Executive may elect a retirement income benefit payable in the form of a lump sum distribution. If the Executive makes a lump sum distribution election, his or her retirement income benefit will equal the present lump sum value of a benefit, payable for a guaranteed 20 year period, equal to the designated percentage of the Executive’s Final Compensation, reduced, if applicable, by the early retirement provision in subsection D below based on the Executive’s retirement date.

D.	In the event that the Executive retires after the Early Retirement Date but prior to the Normal Retirement Date, the retirement benefit in paragraph C1, 2, 3 and 4 above will be reduced by 3% for each full year the retirement precedes the Executive’s Normal Retirement Date.

SECTION 5.    MANNER OF PAYING BENEFITS

Subject to Section 19, within five (5) days following the death (or the finalization of any needed resolution as to beneficiary status) or within five (5) days following the retirement of the Executive eligible under Section 4, an initial benefit payment shall be made as defined under Section 4. All subsequent benefits under this Plan shall accrue on the first day of each succeeding month after such payment and shall be made on or about such day during the period for which benefits are payable.

SECTION 6.    BENEFICIARY DESIGNATIONS

The benefits payable by the Company under Section 4 shall be paid as they become due to the beneficiary or beneficiaries as designated by the Executive in writing on the Beneficiary Designation form provided by the Administrator. The Executive shall have the right to change or amend such beneficiary designation from time to time (without the consent of any prior beneficiary) by submitting a newly executed Exhibit B to the Company. If the Executive fails to make such beneficiary designation or if no beneficiary so designated survives the Executive, payments shall be made as they become due to the duly appointed personal representative of the estate of the Executive.

SECTION 7.    TERMINATION OF EMPLOYMENT

Except as otherwise provided in Section 13, if an Executive’s employment with the Company is terminated prior to the Executive’s Early Retirement Date, either by the Company or by the Executive, with or without cause, no amounts shall be paid under any provision of this Plan. Disability or death shall not be deemed a termination of employment for purposes of this Section.

SECTION 8.    DISABILITY

If the Executive incurs a Disability, Executive contributions will be waived unless and until the Executive returns to full employment. Retirement benefits that are payable under this Plan will be reduced if and to the extent the Executive is receiving benefits under the Company’s long-term disability plan.

SECTION 9.    TITLE TO LIFE INSURANCE

If the Company elects to purchase a life insurance contract to provide the Company with funds to make payments hereunder, the Company shall at all times be the sole owners of and the beneficiary under such contract, and shall have the unrestricted right to use all amounts and to exercise all options and privileges thereunder without knowledge or consent of the Executive, his or her designated beneficiary or any third party. It is expressly agreed that neither the Executive, designated beneficiary, nor any third party shall have any right, title, or interest whatsoever in or to any such contract.

SECTION 10.    PAYMENTS ARE NOT SECURED

The Executive, his or her designated beneficiary or any third party having or claiming a right to payments hereunder or to any interest in this Plan shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give the Executive, his or her spouse or designated beneficiary or any third party any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. The Executive shall have the right to enforce his or her claim against the Company in the same manner as any unsecured creditor.

SECTION 11.    NON-ASSIGNABILITY OF BENEFITS

Except as permitted by Section 6, no rights of any kind under this Plan shall be transferable or assignable by the Executive, spouse or any designated beneficiary or be subject to alienation, encumbrance, garnishment, attachment, execution, levy or seizure by legal process of any kind, voluntary or involuntary. Notwithstanding the preceding sentence, pursuant to rules comparable to those applicable to qualified domestic relations orders (“QDROs”), as determined by the Administrator, the Administrator may direct a distribution, prior to any distribution date otherwise described in the Plan, to an alternate payee (as defined under the rules applicable to QDROs).

SECTION 12.    AMENDMENT

This Plan may be amended at any time or from time to time by the Board. Any amendment shall not reduce the benefit of any participating Executive, or any party receiving benefits under this Plan without a consent in writing by the affected Executive or party, as applicable. The failure of either the Company or the Executive to enforce any of the provisions hereof shall not be deemed a waiver thereof. No provision of this Plan shall be deemed to have been waived or modified unless such waiver or modification shall be in writing and signed by the appropriate party. The Board reserves the right to terminate the Plan at any time, provided that any such termination shall comply with Treas. Reg. §1.409A-3(j)(4)(ix). The termination of the Plan shall not affect the payment of benefits due to or accrued by any Executive, Executive’s spouse, or designated beneficiary covered by the Plan prior to termination.

SECTION 13.    CHANGE OF CONTROL OF THE COMPANY

A.	1.	Notwithstanding any other provision of the Plan, including specifically Section 4 and 7, in the event of the change of control of the Company, each Executive employed with the Company as of the date of the change of control shall receive, in lieu of any benefit accrued under any other provision of the Plan (other than paragraph 4 below of this subsection A, if applicable), a change of control benefit as calculated under paragraph 3 below of this subsection A payable in the form of a lump sum distribution as soon as administratively feasible after the date of such change of control, but no later than five (5) days following the change of control, regardless of the Executive’s age or period of continuous service as of the date of the change of control.

2.	Notwithstanding any other provision of the Plan, including specifically Section 4, in the event of the change of control of the Company, each Executive who terminated employment before the date of the change of control (except for an Executive of a division of the Company divested before the change of control, unless otherwise determined by the Administrator in his or her discretion) who has not received full payment of his or her accrued benefit under Section 4 (or if any such Executive is deceased, such Executive’s spouse or other designated beneficiary) shall receive, in full satisfaction of such accrued benefit, a lump sum distribution of the present value of such accrued benefit (or a lump sum distribution of the present value of his or her remaining payments if already in pay status) as soon as administratively feasible after the date of such change of control, but no later than five (5) days following the change of control.

3.

The change of control benefit calculated under this subsection A, and subject to paragraph 5 below, will equal the present lump sum value of a benefit, payable for a guaranteed 20 year period, equal to the product of the designated percentage of the Executive’s Final Compensation and such Executive’s Final Compensation as of the date of the change of control (without imposition of a reduction of 3% for each full year the payment date precedes the Executive’s Normal Retirement Date, if applicable).

4.	Each Executive employed with the Company as of the date of the change of control shall continue to be eligible to participate in this Plan until his or her termination of employment, and upon such Executive’s termination he or she shall be eligible for any benefits accrued under the Plan subsequent to the payment of the change of control benefit, regardless of the Executive’s age or period of continuous service as of the date of his or her termination of employment. Any such accrued benefit shall be paid as indicated on the election form submitted by the Executive pursuant to subsection B of Section 3. The calculation of the Executive’s accrued benefit following the change of control will equal the present value of a benefit, payable for a guaranteed 20 year period, equal to the product of the designated percentage of the Executive’s Final Compensation and such Executive’s Final Compensation reduced for the change of control benefit determined under paragraph 3 above of this subsection A (but without imposition of a reduction of 3% for each full year the payment date precedes the Executive’s Normal Retirement Date, if applicable). After termination of employment, no further contributions shall be required of the Executive under Section 3.

5.	Notwithstanding anything in this Plan to the contrary, in the event an Executive has entered into an individual change of control and severance agreement with the Company, as amended from time to time (a “Change of Control Agreement”) that provides for different terms and conditions for determining the benefit payable and the timing of payment upon a change of control of the Company under this Plan, such terms and conditions of the Change of Control Agreement shall apply as if written herein.

B.	For purposes of paragraph A of this Section, the term “change of control of the Company” means:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with Clauses (A), (B) and (C) of subparagraph (iii) of this paragraph B; or

(ii) individuals who, as of September 10, 1998, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to September 10, 1998 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case unless, following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the U.S. Bankruptcy Code.

(v) Notwithstanding the foregoing, a change of control of the Company as defined in this paragraph B shall not be treated as a change of control of the Company for purposes of this Plan unless it constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or results in a termination or liquidation of a plan within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) or (B) (as applicable).

SECTION 14.    FORFEITURE OF BENEFITS

Executive shall forfeit any right to receive benefits hereunder (including any benefit payable to Executive’s spouse or designated beneficiary), and all benefit payments hereunder shall terminate, if, at any time during the period in which Executive, his/her spouse and designated beneficiaries shall be entitled to benefits under this Plan or benefits are being paid hereunder, Executive, directly or indirectly, either individually or as an employee, officer, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor or consultant or in any other capacity: (1) within the continental United States, in a capacity that could reasonably be expected to cause Executive to use or disclose confidential information of the Company acquired by Executive during the term of Executive’s employment with the Company, and in a manner materially detrimental to the business of the Company, participates in, becomes associated with, provides assistance to, or has a financial or other interest in any business, activity or enterprise which competes (with any product or product lines of the Company) for Active Customers of the business of the Company or any successor or assign of the Company; (2) induces or attempts to induce any employee, officer, director, sales representative, consultant or other personnel of the Company to terminate his or her relationship or breach his or her agreements with the Company; or (3) within the continental United States induces or attempts to induce any Active Customer or the Company to cease doing business, in whole or in part, with or through the Company, or to do business with any other person, firm, partnership, corporation or any other entity competitive with the business of the Company. The ownership of less than a five percent (5%) interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor. “Active Customer” shall mean any customer of the Company which purchased any of the Company’s products or services during the one-year period preceding the date Executive engages in any activity specified in subsection (1) or (3) above.

In the event of a change of control of the Company (as defined in Section 14 above), this forfeiture provision shall be void.

SECTION 15.    SUCCESSORS AND ASSIGNS

If the Company sells, assigns or transfers all or substantially all of its business and assets to any party, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any party which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the party which is either the acquiring or successor corporation, and such party shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed under this Plan upon the Company. In case of such assignment by the Company and such assumption and agreement by such party all further rights as well as all other obligations of the Company under this Plan thenceforth shall cease and terminate and thereafter the expression “the Company” wherever used herein shall be deemed to mean such party.

SECTION 16.    NON-GUARANTEE OF EMPLOYMENT

This Plan shall not be construed as giving the Executive the right to be retained as an employee of the Company for any period.

SECTION 17.    VESTING

There is no vesting under the Plan, except upon death while an employee or, subject to Section 14, on or after an Executive has attained the age and service required for an Early Retirement Date or a Normal Retirement Date.

SECTION 18.    DESIGNATED PERCENTAGES AND GUARANTEED PERIOD

The designated percentage under Section 4 for the Executive is 30% or 25%.

The designated guaranteed period under Section 4 for the Executive is 20 years.

SECTION 19.    TAX MATTERS

A.	All distributions, payments and benefits under this Plan shall be subject to all income and employment tax withholdings as required under applicable federal, state or local tax laws and regulations.

B.	It is the intention of the Company that this Plan comply with the requirements of Section 409A of the Code and any guidance issued thereunder, and the Plan shall be interpreted, operated and administered accordingly. If an Executive is a “specified employee” or “key employee” within the meaning of Section 409A of the Code and the Company continues to be or is publicly traded at the time of the Executive’s separation from service with the Company within the meaning of Section 409A of the Code, payments under this Plan will be delayed (or will not be made in the case of a lump sum payment) until the earlier of the date that is six months following the Executive’s separation from service or, the Executive’s date of death, at which time all delayed payments will be paid or made up and installment or annuity payments will be payable thereafter as if the six month delay had not occurred. Notwithstanding anything in this Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state or local tax laws or regulations.

C.	The Administrator may distribute to an Executive an amount:

1.	to satisfy the Executive’s obligation to pay state, local or foreign taxes as well as an additional amount to satisfy the Executive’s obligation to pay the taxes incurred as a result of such payment, including any federal, state or local income taxes and the Executive’s portion of any employment taxes;

2.	to satisfy the Executive’s portion of employment taxes (to the extent necessary to pay the Federal Insurance Contributions Act tax amount (the “FICA Amount”)) as well as an additional amount to satisfy the Executive’s obligation to pay any federal, state, local or foreign income taxes incurred as a result of such payment; and/or

3.	if the Executive has an obligation to include amounts in income as a result of Section 409A of the Internal Revenue Code of 1986.

Any distribution under this Section shall affect and reduce the benefit to be paid to the Executive under this Plan.

D.

The Company shall indemnify the Executive if the Executive incurs additional tax under Section 409A of the Code as a result of a violation of Section 409A of the Code under this Plan (an “Indemnified Section 409A Violation”) that occurs as a result of (1) the Company’s clerical error (other than an error cause by erroneous information provided to the Company by the Executive), (2) the Company’s failure to administer this Plan in accordance with its written terms (such written terms, the “Plan Document”), or (3) following December 31, 2008, the Company’s failure to maintain the Plan Document in compliance with Section 409A of the Code; provided, that the indemnification set forth in clause (3) shall not be available to the Executive if (x) the Company has made a reasonable, good faith attempt to maintain the Plan Document in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the Plan Document in compliance with Section 409A of the Code but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the Plan Document not (or no longer) complying with Section 409A of the Code (except that, if the Company is permitted by such authority or other authority to amend the Plan Document to bring the Plan Document into compliance with Section 409A of the Code and fails to do so, then such indemnification shall be provided).

1.	In the event of an Indemnified Section 409A Violation, the Company shall reimburse the Executive for (1) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Executive incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (2) any interest or penalty that is assessed with respect to the Executive’s failure to make a timely payment of the 20% additional income tax described in clause (1), provided that the Executive pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (1) and clause (2) are referred to collectively as the “Section 409A Tax”).

2.	In addition, in the event of an Indemnified Section 409A Violation, the Company shall make a payment (the “Section 409A Gross-Up Payment”) to the Executive such that the net amount the Executive retains, after paying any federal, state, or local income tax or FICA tax on the Section 409A Gross-Up Payment, shall be equal to the Section 409A Tax. The Executive shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Executive hereunder.

SECTION 20.    ADMINISTRATION

The Administrator shall be responsible for the general operation and administration of the Plan and shall have the full authority to interpret and construe the Plan and to establish the interest rate for determining the present lump sum value of benefits under the Plan. The Administrator’s interpretation and construction of the Plan, and actions thereunder, shall be binding and conclusive on all persons and for all purposes.

SECTION 21.    CLAIMS PROCEDURE

A.	Any claimant believing him/herself to be entitled to benefits under this Plan may file a written claim for benefits with the Administrator setting forth the benefits to which he/she feels entitled and the reasons therefor. Within 90 days after receipt of a claim for benefits, the Administrator shall determine the claimant’s right, if any, to the benefits claimed, shall give the claimant written notice of its decision unless the Administrator determines that special circumstances require an extension of time to process the claim. If such an extension is required, the claimant will receive a written notice from the Administrator indicating the reason for the delay and the date the claimant may expect a final decision, which shall be no more than 180 days from the date the claim was filed. If the claim is denied in whole or in part, the written notice shall set forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s appeal procedure and a statement of the claimant’s right to bring an action under the Employee Retirement Income Security Act of 1974, as it may be amended, and regulations thereunder (“ERISA”) Section 502(a) following an adverse determination on appeal.

B.	Any claimant whose claim for benefits has been denied by the Administrator may appeal to the Benefits Administrative Committee (or its delegate) for a review of the denial by making a written request therefore within 60 days of receipt of a notification of denial. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he or she chooses, request a representative to make such written submissions on his or her behalf.

1.

Within 60 days after receipt of a request for an appeal, the Benefits Administrative Committee (or its delegate) shall notify the claimant in writing of its final decision. If the Benefits Administrative Committee (or its delegate) determines that special circumstances require additional time for processing, the Benefits Administrative Committee (or its delegate) may extend such 60 day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension. If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

2.	In the case of an adverse benefit determination on appeal, the Benefits Administrative Committee (or its delegate) will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of: (A) the specific reason or reasons for the adverse determination on appeal; (B) the specific Plan provisions on which the denial of the appeal is based; (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and (D) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

C.	In the event the claimant is the Administrator, the Benefits Administrative Committee (or its delegate) shall conduct both the review of the initial claim for benefits under Section 21A, as well as the appeal under Section 21B.

D.	For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

SECTION 22.    NOTICES

All notices, requests, demands, and other communications under this Plan shall be in writing and delivered in person or by certified mail, postage prepaid as follows:

Company

Sensient Technologies Corporation
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attn: Vice President of Administration

Executive

Names and addresses of Executives are listed on the Appendix

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of             , 2008.

Sensient Technologies Corporation

By:
[NAME], [TITLE]

(CORPORATE SEAL)	Attest:

[NAME], [TITLE]

, Executive

APPENDIX

EXECUTIVE NAME AND ADDRESS

Executive Name	Address